Exhibit 99.1

Perry Ellis International Announces Results for Fourth Quarter and Fiscal Year 2009

•	Reports revenues at $851.3 million for fiscal 2009, a 1.5% decline compared to fiscal 2008

•

Results include a non-cash pre-tax charge to reduce the reported value of certain trademarks and leasehold improvements of $22.3 million, or $1.17 per share, driving a fourth quarter earnings loss of $21.6 million or $1.58 per share and a fiscal 2009 GAAP loss of $12.9 million or $0.89 per share

•	Excluding non-cash impairments and one-time items, achieves fiscal 2009 EBITDA of $45.6 million and net earnings of $9.6 million or $0.65 per diluted share

•	Strong balance sheet and liquidity position due to disciplined and proactive inventory and cash flow management

•	Excess availability of $66.1 million on its credit facility as of January 31, 2009

•	Suspends annual guidance policy until there is further clarity on the macroeconomic and consumer environments

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2009”) and the fiscal year ended January 31, 2009 (“fiscal 2009”).

For the fourth quarter of fiscal 2009, the Company reported a net loss of $21.6 million, or $1.58 per diluted share, compared to net income of $9.9 million, or $0.65 per fully diluted share for the comparable period last year. The loss in the fourth quarter of fiscal 2009 included:

(i)	a non-cash pre-tax charge to reduce the reported value of certain trademarks and leasehold improvements of $22.3 million, or $1.17 per diluted share;

(ii)	a non-cash impairment of marketable securities of $234 thousand, or $0.01 per share; and

(iii)	a one-time non-recurring restructuring cost of $1.2 million, or $0.06 per share related to its Strategic Review process.

Adjusted to exclude the non-cash and non-recurring charges, the Company achieved fourth quarter earnings before interest, tax, depreciation and amortization (“EBITDA”) of $2.4 million, a net loss of $4.6 million and a net loss of $0.34 per share. A reconciliation table of fiscal 2009 and fourth quarter of fiscal 2009 net loss and earnings per share from GAAP to earnings excluding non-cash impairment asset charges, non-recurring and restructuring costs is included.

For fiscal 2009, the Company reported a net loss of $12.9 million or $0.89 per diluted share, including:

(i)	a non-cash impairment of marketable securities of $2.8 million, or $0.15 per share incurred primarily during the second quarter;

(ii)	a one-time non-recurring restructuring cost of $4.1 million, or $0.21 per share related to its Strategic Review process, reorganization of the European division and infrastructure development of its women’s division, which was acquired in February 2008. These costs were primarily incurred during the second and fourth quarters of fiscal 2009; and

(iii)	a non-cash pre-tax charge to reduce the value of certain trademarks and leasehold improvements of $22.3 million, or $1.17 per diluted share.

Excluding the above charges, the Company achieved EBITDA of $45.6 million, net income of $9.6 million and net earnings per fully diluted share of $0.65. This compares to fiscal 2008 EBITDA of $75.8 million, net income of $28.2 million and earnings per fully diluted share of $1.80. A reconciliation table of fiscal 2009 and fourth quarter of fiscal 2009 net loss and earnings per share from GAAP to earnings excluding non-cash impairment asset charges, non-recurring and restructuring costs is included.

Fourth Quarter Operations Review

Oscar Feldenkreis, President and COO, commented, “We started fiscal 2009 with strong revenue growth and gross margin improvements; when the environment started to deteriorate we were able to maintain our performance through the first nine months of the year. However, consistent with the retail industry in general, the highly promotional holiday season led to the most challenging quarter we have seen. Our sales and gross margins were significantly affected by the pull-back in consumer spending and the strategy of certain retailers to accelerate the promotional cycle of products during the holiday season while simultaneously curtailing inventory receipts.”

For the three months ended January 31, 2009, total revenues were $191.2 million, a 10% reduction compared to $212.3 million reported in the fourth quarter of the fiscal year ended January 31, 2008 (“fourth quarter of fiscal 2008”). Although some of our platforms reported above-plan results, these were offset by:

(i)	Revenue decline of $6.4 million related to replenishment private label bottoms business;

(ii)	Planned exit of several brands at the men’s specialty store channel due to difficulties to get insurance on credit for this channel; and the

(iii)	Highly promotional environment at the department store channel, primarily affecting our Perry Ellis brand.

Gross profit declined from $75.2 million to $55.5 million compared to the fourth quarter of fiscal 2008, driven by a higher level of markdowns and sales allowances to retail partners and the overall reduction in gross sales. Gross margins declined from 35.4% to 29.0%, negatively affected by the liquidation at below cost product previously sold in the specialty store channel and retailers who filed for Chapter 11 this year.

Mr. Feldenkreis continued, “Even in today’s environment, the consumer is still buying newness, strong brands, and affordable, high-quality product, which is the foundation we have developed at Perry Ellis. The value proposition of our brands remains highly attractive to consumers and led to record shipments to retailers like Kohl’s and J.C. Penney. In addition, some of our businesses such as Perry Ellis in men’s and Nike in swim continued to gain market share in this tough environment.”

As expected selling, general and administrative (“SG&A”) expenses grew during the fourth quarter by $2.5 million, primarily driven by:

(i)	$1.2 million in one-time costs related to severance and exiting of redundant offices; and

(ii)	$4.2 million in recurring operating expenses related to our new women’s contemporary division.

These expenses were partially offset by initial results of the cost saving initiatives related to the Strategic Review process implemented during the third quarter of fiscal 2009.

“We are pleased to see the initial results of our restructuring initiatives. More than ever, we are committed to the strict control of expenses and investments to make sure that we are a much stronger company once the economy starts to improve,” Mr. Feldenkreis concluded.

In the fourth quarter of fiscal 2009, the Company recorded expenses for depreciation and amortization of $3.9 million, compared to $3.7 million during the same period last year.

During the required impairment evaluation under the U.S. generally accepted accounting principles (“GAAP”), the Company recorded a non-cash pre-tax impairment charge of $22.3 million during the fourth quarter of fiscal 2009. This charge is the result of the application of the impairment testing to certain trademarks and leasehold improvements primarily related to brands sold through the specialty store channel and by retailers who filed for chapter 11 during fiscal 2009 (“non-cash trademark and leasehold improvement charges”).

“These impairment charges have no impact on our cash flow, operations or compliance with debt covenants,” George Feldenkreis, Chairman and CEO stated. “Our portfolio of brands remains well positioned to navigate these turbulent times and we have initiatives in place to make our company more efficient by reducing costs. We are focused on the execution of our long term growth strategies and remain confident in the strength of our business model,” Mr. Feldenkreis continued.

Driven by these non-cash trademark and leasehold improvement charges and the one-time costs related to severance and exiting of redundant offices, the Company recorded a GAAP operating loss of $24.9 million during the fourth quarter of fiscal 2009, compared to GAAP operating income of $19.7 million during the same period last year.

Balance Sheet and Liquidity review

Proactive cash flow, inventory and account receivable management has allowed the Company to remain in a solid financial position.

“We managed our business with strict liquidity discipline and controlled capital, inventory and expenses during fiscal 2009. We remain comfortable with our management of working capital and our capitalization ratios. Management is closely working with our retail partners, and taking a disciplined and proactive approach to control both inventories and our receivables,” Mr. Feldenkreis continued. “As we turn the page from a very difficult fiscal year 2009, we have taken decisive action during the fourth quarter and now have all necessary charges implemented. We are beginning 2010 very focused on executing our initiatives to drive earnings.”

Inventories at $139.1 million increased by 2% compared to $136.4 million as of January 31, 2008 and remain in-line with our projected shipments for the first quarter of 2010. Inventory turns improved from 4.2 in fiscal 2008 to 4.3 turns during fiscal 2009. Accounts receivable, at $142.9 million, increased by $4.8 million compared to January 31, 2008. The Company’s current-assets-to-current-liabilities ratio improved from 3.4 to 4.0 compared to the same period last year. At year end, the Company had $66.1 million in excess availability on its asset-based credit facility.

Fiscal 2009 Operations Results

Perry Ellis International reported total revenues for fiscal 2009 of $851.3 million, a 1.5% decline compared to the $863.9 million reported for the fiscal year ended January 31, 2008 (“fiscal 2008”). A record year for swim, licensing and e-commerce divisions, and our golf and Hispanic brands were offset by:

(i)	Increase of $8.8 million or 12% in markdowns and sales allowances to retail partners;

(ii)	Planned decrease of $32 million in private label bottoms in the mass distribution channel, plus slowdown of replenishment programs in department stores;

(iii)	Sales reduction of $8.4 million related to the exiting of the men’s specialty store channel;

(iv)	Planned revenue decrease of $8 million due to the licensing of Perry Ellis dress shirt business;

(v)	Decrease of $4.8 million on ASI/Corporate and Green Grass channels for PING brand; and

(vi)	Order cancellation from retailers filing for Chapter 11 during the year.

Gross margin decreased by 107 basis points to 32.7% from 33.8% in fiscal 2008, driven by a highly promotional holiday season and liquidation of inventory below cost, both primarily during the fourth quarter.

During fiscal 2009, SG&A increased by $21 million primarily driven by recurring expenses of $18.2 million due to the new women’s contemporary platform and $3.8 million in operating expenses related to the addition of eight new retail stores. These increases were partially offset by strategic expense reductions – a hiring freeze and cancelation of management incentive bonuses, reduction in advertising and promotion and increased discipline in purchases of samples and design expenses.

In addition, the Company also incurred $6.9 million in one-time, non-recurring expenses during fiscal 2009:

(i)	One-time restructuring and setup costs of $4.1 million related to:

a.	Restructuring costs of European operations during the second quarter;

b.	Severance and exiting costs related to Strategic Review cost savings initiatives; and

c.	Initial setup costs related to the women’s contemporary platform during second quarter; and

(ii)	Non-cash impairment of marketable securities charges of $2.8 million for the year.

Excluding the non-cash trademark and leasehold improvement charges, non-cash impairment of marketable securities and one-time restructuring and set-up costs, the Company recorded EBITDA of $45.6 million, compared to $75.8 during the same period last year. Including non-cash impairment charges and non-recurring costs, the Company recorded EBITDA of $16.3 million. A table showing the reconciliation of EBITDA to net income is attached.

GAAP operating income for fiscal 2009 – including non-cash trademark and leasehold improvement charges and the one-time costs related to severance and exiting of redundant offices, was $4.3 million compared to $62.5 million during fiscal 2008.

Fiscal 2010 guidance

The Company announced that given the current uncertainty in the macroeconomic environment, it will temporarily suspend its policy of providing annual guidance until there is further clarity in the consumer and retail environment.

“We are confident about our prospects for fiscal 2010, and remain committed to maximizing shareholder value. We have the right diversification strategy and we have taken all necessary actions to adjust our cost structure to the new economic realities,” Mr. Feldenkreis mentioned.

Mr. Feldenkreis concluded, “Several of our business platforms keep delivering strong results, such as swim, denim, golf, and Hispanic brands. Our penetration at all channels of distribution also continues producing positive results, and the turn around of our women’s contemporary and retail platforms are well underway.”

“At this stage for this year, we anticipate a high single to low double digit decline in revenues, with improvement in gross margins during the second half of the year, and SG&A reduction of approximately $20 million dollars thanks to the cost reductions derived from our Strategic Review process. However, it is not prudent for us to generate expectations at this stage or commit to a firm guidance, as we need to see how the consumer reacts to governmental actions aimed at improving confidence and how our spring/summer products perform at retail. As soon as the uncertainty decreases, we will resume our annual guidance policy.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry® by Shelli Segal, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended January 31,		Year Ended January 31,
	2009	2008	2009	2008
Revenues
Net sales	$184,470	$206,075	$825,868	$838,465
Royalty income	6,764	6,263	25,429	25,401

Total revenues	191,234	212,338	851,297	863,866
Cost of sales	135,687	137,137	573,046	572,232

Gross profit	55,547	75,201	278,251	291,634
Operating expenses
Selling, general and administrative expenses	54,311	51,806	236,840	215,873
Depreciation and amortization	3,886	3,684	14,784	13,278
Impairment on long-lived assets	22,299	—	22,299	—

Total operating expenses	80,496	55,490	273,923	229,151

Operating (loss) income	(24,949)	19,711	4,328	62,483
Impairment on marketable securities	234	—	2,797	—
Interest expense	4,357	3,704	17,491	17,594

(Loss) income before minority interest and income taxes	(29,540)	16,007	(15,960)	44,889
Minority interest	47	559	612	931
Income tax provision	(7,970)	5,588	(3,682)	15,785

Net (loss) income	$(21,617)	$9,860	$(12,890)	$28,173

Net (loss) income per share
Basic	$(1.58)	$0.67	$(0.89)	$1.92

Diluted	$(1.58)	$0.65	$(0.89)	$1.80

Weighted average number of shares outstanding
Basic	13,650	14,630	14,416	14,675
Diluted	13,650	15,165	14,416	15,657

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 31, 2009	January 31, 2008
Assets
Current assets:
Cash and cash equivalents	$8,813	$13,360
Accounts receivable, net	142,870	138,086
Inventories, net	139,074	136,431
Other current assets	31,508	19,283

Total current assets	322,265	307,160

Property and equipment, net	70,222	78,954
Intangible assets, net	201,229	192,656
Other assets	5,870	7,495

Total assets	$599,586	$586,265

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$45,826	$52,041
Accrued expenses and other liabilities	24,319	27,945
Accrued interest	5,336	5,200
Unearned revenues	5,654	4,104

Total current liabilities	81,135	89,290

Long term liabilities:
Senior subordinated notes payable	149,409	149,244
Senior credit facility	54,415	—
Real estate mortgage	24,686	26,066
Deferred pension obligation	17,708	12,905
Unearned revenues and other liabilities	20,132	31,940

Total long term liabilities	266,350	220,155

Total liabilities	347,485	309,445

Minority interest	3,307	3,293

Stockholders’ equity

Preferred stock	—	—
Common stock	160	147
Additional paid in capital	103,933	96,389
Retained earnings	166,671	179,561
Accumulated other comprehensive income	(6,306)	1,518

Total	264,458	277,615

Common stock in treasury	(15,664)	(4,088)

Total stockholders’ equity	248,794	273,527

Total liabilities and stockholders’ equity	$599,586	$586,265

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Reconciliation of fiscal 2009 and fourth quarter of fiscal 2009 net loss and earnings per share from GAAP to earnings excluding non-cash impairment asset charges, non-recurring and restructuring costs

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended January 31,		Year Ended January 31,
	2009	2008	2009	2008
Net (loss) income as reported	$(21,617)	$9,860	$(12,890)	$28,173
Plus:
Impairment on marketable securities	234		2,797
Impairment on trademarks and leasehold improvements	22,299		22,299
One-time non-recurring restructuring costs	1,176		4,147
Minus:
Tax benefit on non-cash impairments	(6,720)		(6,720)

Net (loss) income excluding non-cash impairment asset charges and non-recurring costs	$(4,628)	$9,860	$9,632	$28,173

Net (loss) income as reported	$(21,617)	$9,860	$(12,890)	$28,173
Net (loss) per share, diluted as reported	$(1.58)	$0.65	$(0.89)	$1.80

Net (loss) income excluding non-cash impairment asset charges and non-recurring costs	$(4,628)	$9,860	$9,632	$28,173
Net (loss) per share excluding non-cash impairment asset charges and non-recurring costs, diluted	$(0.34)	$0.65	$0.65	$1.80

Weighted average number of shares outstanding
Basic	13,650	14,630	14,416	14,675
Diluted	13,650	15,165	14,867	15,657

	Three Months Ended January 31,		Year Ended January 31,
	2009	2008	2009	2008
Net (loss) per share, diluted as reported	$(1.58)	$0.65	$(0.89)	$1.80
Plus:
Net per share impairment on marketable securities	$0.01		$0.15
Net per share impairment on trademarks and leasehold improvements	$1.17		$1.17
Net per share one-time non-recurring restructuring costs	$0.06		$0.21

Net (loss) per share excluding non-cash impairment asset charges and non-recurring costs, diluted	$(0.34)	$0.65	$0.65	$1.80

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended January 31,		Year Ended January 31,
	2009	2008	2009	2008
Net (loss) income as reported	$(21,617)	$9,860	$(12,890)	$28,173
Plus:
Depreciation and amortization	3,886	3,684	14,784	13,278
Interest expense	4,357	3,704	17,491	17,594
Minority interest	47	559	612	931
Income tax (benefit) provision	(7,970)	5,588	(3,682)	15,785

EBITDA	(21,297)	23,395	16,315	75,761
Impairment on marketable securities	234	—	2,797	—
One-time non-recurring restructuring costs	1,176	—	4,147	—
Impairment on long-lived assets	22,299	—	22,299	—

EBITDA as adjusted	$2,412	$23,395	$45,558	$75,761

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and long-lived assets. This impairment is associated with the turmoil in the global economy and is not of indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, it has been removed from the calculation.